Exhibit 99.1

Dolphin Entertainment Regains Compliance with NASDAQ $1.00 Minimum Bid Price Listing Requirement

MIAMI, FL / ACCESSWIRE / November 14, 2024 / Dolphin (NASDAQ:DLPN), an independent leader in content production, entertainment marketing, and related ventures, announced today the Company received a letter from the Listing Qualifications Department of The NASDAQ Stock Market on November 13, 2024 indicating that it has regained compliance with the $1.00 minimum bid price requirement for continued listing on The NASDAQ Capital Market under Listing Rule 5550(a)(2). The Company regained compliance when the closing bid price for the Company's common stock was at or above $1.00 for twenty consecutive business days. Accordingly, NASDAQ considers this matter closed.

About Dolphin:
Dolphin (NASDAQ:DLPN), founded in 1996 by Bill O'Dowd, has evolved from its origins as an Emmy-nominated television, digital, and feature film content producer to a company with three dynamic divisions: Dolphin Entertainment, Dolphin Marketing, and Dolphin Ventures.

Dolphin Entertainment: This legacy division, where it all began, has a rich history of producing acclaimed television shows, digital content, and feature films. With high-profile partners like IMAX and notable projects including “The Blue Angels,” Dolphin Entertainment continues to set the standard in quality storytelling and innovative content creation.

Dolphin Marketing: Established in 2017, this division has become a powerhouse in public relations, influencer marketing, branding strategy, talent booking, and special events. Comprising top-tier companies such as 42West, The Door, Shore Fire, Special Projects, and The Digital Dept., Dolphin Marketing serves a wide range of industries, from entertainment, music and sports to hospitality, fashion and consumer products.

Dolphin Ventures: This division leverages Dolphin's best-in-class cross-marketing acumen and business development relationships to create, launch and/or accelerate innovative ideas and promising products, events and content in our areas of expertise. Key ventures include collaborations with Rachael Ray for Staple Gin and Mastercard Midnight Theatre.

Forward-Looking Statements

This press release contains 'forward-looking statements' within the meaning of the Private Securities Litigation Reform Act. These forward-looking statements may address, among other things, Dolphin Entertainment Inc.'s offering of common stock as well as expected financial and operational results and the related assumptions underlying its expected results. These forward-looking statements are distinguished by the use of words such as “will,” “would,” “anticipate,” “expect,” “believe,” “designed,” “plan,” or “intend,” the negative of these terms, and similar references to future periods. These views involve risks and uncertainties that are difficult to predict and, accordingly, Dolphin Entertainment's actual results may differ materially from the results discussed in its forward-looking statements. Dolphin Entertainment's forward-looking statements contained herein speak only as of the date of this press release. Factors or events Dolphin Entertainment cannot predict, including those described in the risk factors contained in its filings with the Securities and Exchange Commission, may cause its actual results to differ from those expressed in forward-looking statements.

Although Dolphin Entertainment believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved, and Dolphin Entertainment undertakes no obligation to update publicly any forward-looking statements as a result of new information, future events, or otherwise, except as required by applicable law.

CONTACT:
James Carbonara
HAYDEN IR
(646)-755-7412
james@haydenir.com

SOURCE: Dolphin Entertainment